Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports January Sales; Reaffirms Fourth Quarter Earnings Outlook

-- Comparable Store Sales Increase 2.1% --

HOUSTON, TX, February 5, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended January 31, 2004 increased 48.1% to $61.0 million from $41.2 million in the prior year four-week period ended February 1, 2003. The Company noted that the sales growth during the month resulted primarily from the acquisition of Peebles Inc., as well as from the 28 net new stores that have been added since January of last year. Comparable store sales, which include results for the Peebles stores in both years, increased 2.1% as compared to the prior year's decrease of 5.0%.

The Company stated that its accessories, children's, cosmetics, junior sportswear and shoe departments had comparable store sales increases during the month that exceeded the Company average.

Commenting on January's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are pleased that despite inclement winter weather that negatively impacted sales in our Southeastern and Mid-Atlantic markets during the last week of the month, we were able to follow our positive December comparable store sales results with an even stronger performance in January."

For the fourth quarter, the Company reported that total sales increased by 43.5% to $368.6 million from $256.9 million last year, while comparable store sales, which include results for Peebles stores in both years, decreased by 0.6% versus a decrease of 5.6% for the same period last year. For the full 2003 fiscal year, total sales increased by 11.0% to $972.2 million from $875.6 million in fiscal 2002, while comparable store sales, again including Peebles in both years, decreased by 3.7% as compared to an increase of 1.9% last year.

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Stage Stores Reports January Sales;

Reaffirms 4th Quarter Earnings Outlook
Page - 2

For reference purposes, the following table is being provided which details the sales history for the Company on a monthly and quarterly basis for the 2002 and 2003 fiscal years.

FULL YEAR SALES SUMMARY

	Comparable Store Sales Trend				Total Sales
	% Increase (Decrease)				($ in Millions)
Fiscal Period	2003	2002	2003	2002	2003	2002
	(Restated to Include		(As Reported)		(As Reported)
	Peebles In Each
	Period)
February	(8.1)%	7.5%	(7.6)%	6.2%	$59.5	$62.5
March	(13.9)	18.3	(15.6)	14.2	73.0	83.4
April	4.3	(1.8)	3.6	(1.0)	65.5	60.8
1st Quarter	(6.8)	8.5	(7.5)	7.0	198.0	206.7
May	(5.4)	8.9	(6.6)	8.8	65.0	66.9
June	(2.7)	9.0	(3.1)	8.9	72.2	71.6
July	0.9	2.7	(1.0)	2.1	70.5	69.0
2nd Quarter	(2.4)	6.8	(3.5)	6.5	207.7	207.5
August	(5.7)	2.8	(7.3)	4.5	71.5	74.5
September	(3.5)	(3.9)	(3.8)	(1.8)	69.2	68.8
October	(9.3)	5.2	(10.4)	6.9	57.2	61.1
3rd Quarter	(6.0)	1.1	(7.1)	2.9	197.9	204.4
November	(5.8)	(7.8)	(5.8)*	(9.4)	96.1*	71.4
December	1.2	(4.6)	1.2*	(5.8)	211.5*	144.3
January	2.1	(5.0)	2.1*	(5.2)	61.0*	41.2
4th Quarter	(0.6)	(5.6)	(0.6)*	(6.8)	368.6*	256.9

Full Year**	(3.7)%	1.9%	(4.1)%*	1.6%	$972.2*	$875.6

                    * Includes Peebles' sales beginning in November 2003.

                    **Totals may not foot due to rounding.

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Stage Stores Reports January Sales;

Reaffirms 4th Quarter Earnings Outlook
Page - 3

Fourth Quarter Outlook

The Company noted that it continues to expect to report earnings for the fourth quarter consistent with its prior guidance of between $0.83 and $1.00 per diluted share. The Company plans to release actual fourth quarter results on March 11th.

Store Activity

During January, the Company closed individual stores in Austin, Texas, Leesburg, Virginia, Statesville, North Carolina and Alliance, Ohio. The Company also began store closure sales of its seven locations in and around Oklahoma City, Oklahoma. The Company noted that the store closure sales would run through the end of March.

Historically, the Oklahoma City area stores contributed less than 1% of total Company sales, and were performing below acceptable levels of sales and profit contribution. As a result, consistent with its strategy to focus primarily on smaller markets, the Company made the strategic decision to close them. Additionally, the Company stated that most of these store closings were occurring at or near their natural lease term expiration dates.

The Company also announced the opening of six new stores in the first quarter of 2004. These stores will be opened in Columbus, Elgin, Freeport, Pleasanton and Hillsboro, Texas, as well as in Jackson, Ohio. Currently, the Company plans to open between 15 and 20 new stores during fiscal 2004. The Company anticipates that most of these stores will be opened in small to mid-size markets.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 518 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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Stage Stores Reports January Sales;

Reaffirms 4th Quarter Earnings Outlook
Page - 4

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the fourth quarter of the 2003 fiscal year, as well as the Company's expectations for the timing and the number of planned new store openings. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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